WABASH NATIONAL CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
FOR AWARDS GRANTED [____]

Wabash National Corporation (the “Company”), hereby grants Restricted Stock Units relating to shares of its common stock, $.01 par value, (“Shares”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively the “Agreement”), and in the Company’s 2017 Omnibus Incentive Plan (the “Plan”).

Date of Grant: [____]

Name of Grantee: [____]

Vesting Start Date: [____]

Number of Restricted Stock Units Covered by Grant: [____]

You agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which will be provided on request) unless you deliver a notice in writing within 30 days of receipt of this Agreement to the Company’s Compensation Manager stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should be inconsistent with the terms of the Plan.

This is not a stock certificate or a negotiable instrument.

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WABASH NATIONAL CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability
This grant is an award of Restricted Stock Units in the number of units set forth on the cover sheet, subject to the vesting and other conditions described below (“RSUs”). Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting
Your right to the RSUs under this Agreement vests as to the total number of Shares covered by this grant, as shown on the cover sheet, on the [____] anniversary of the Vesting Start Date (the “Vesting Date”), provided you then continue in service (“Service”) with the Company or a Subsidiary as a Director, Employee or Consultant, subject to any exceptions set forth in this Agreement. No additional RSUs will vest after your Service has terminated for any reason except as provided below.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason other than death, Disability, or Retirement (under the terms and conditions of this Agreement), and except as otherwise provided herein or in any other written agreement between you and the Company or any Subsidiary, as applicable, you will forfeit to the Company all of the RSUs that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death	If your Service terminates prior to the Vesting Date because of your death, then your RSUs shall vest in full (and without pro-ration) as of the date of such termination of Service.

Disability
If your Service terminates prior to the Vesting Date because of your Disability, then your RSUs shall vest in full (and without pro-ration) as of the date of such termination of Service. For purposes of this Agreement, “Disability” means the inability to engage in any substantially gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

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Retirement	If your Service terminates prior to the Vesting Date but on or after the first anniversary of the Vesting Start Date because of your Retirement (defined as a termination (a) at or after age 55 with at least 10 years of completed Service, or (b) at or after age 65), then your RSUs shall continue to vest in full (and without pro-ration) on the Vesting Date, regardless of your termination of Service, and your vested RSUs (and any related Dividend Equivalents) will be paid within seventy (70) days following the Vesting Date. In the event of your Retirement prior to the first anniversary of the Vesting Start Date, your RSUs will be forfeited automatically and without further action by the Company.

Change in Control	In the event of a Change in Control while your RSUs remain outstanding, the applicable provisions of Section 21 of the Plan shall govern the treatment of your RSUs as provided therein.

Leaves of Absence
For purposes of this award, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Delivery	Following the vesting of the RSUs hereunder and at the time provided in this Agreement, the Company will issue to you the Shares to which such vested RSUs relate and pay any related Dividend Equivalents. You will have no further rights with regard to an RSU once the Share related to such RSU has been issued and any related Dividend Equivalents have been paid. Within seventy (70) days following the Vesting Date (or such earlier date as your RSUs become vested and payable hereunder), the Shares deliverable to you shall be issued, together with any related Dividend Equivalents. Upon settlement, a number of RSUs equal to the number of Shares represented thereby shall be extinguished and such number of RSUs will no longer be considered to be held by you for any purpose.
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Withholding Taxes	You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting of the RSUs, delivery of Shares acquired hereunder, or payment of Dividend Equivalents hereunder. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of RSUs, the delivery of Shares arising from the grant or the payment of Dividend Equivalents as provided in this Agreement, the Company shall have the right to require such payments from you, withhold Shares that would otherwise have been issued to you under this Agreement or withhold such amounts from other payments due to you from the Company or any Subsidiary. In no event shall the Fair Market Value of any Shares withheld to satisfy applicable taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

Retention Rights	Neither your RSUs nor this Agreement shall give you the right to be retained by the Company (or any of its Subsidiaries) in any capacity. The Company (and any of its Subsidiaries) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights; Dividend Equivalents
You do not have any of the rights of a shareholder with respect to the RSUs. However, from and after the Date of Grant and until the earlier of (i) the time when the Shares underlying the vested RSUs (if any) are delivered to you in accordance with this Agreement, or (ii) the time that the RSUs are forfeited in accordance with this Agreement, on each date that the Company pays a cash dividend to holders of its Shares generally, the Company will credit to your account hereunder the right to receive a cash amount equal to the product of (x) the dollar amount of the cash dividend paid per Share on such date multiplied by (y) the total number of unpaid RSUs credited to your account under this Agreement as of such date (a “Dividend Equivalent”). Subject to and conditioned upon the vesting of the underlying RSUs, the aggregate amount of all Dividend Equivalents credited to your account hereunder shall be paid to you in cash (without interest), at the same time that the Shares underlying your vested RSUs are delivered to you, and your right to receive any such Dividend Equivalents shall be automatically and correspondingly forfeited to the extent that the underlying RSUs are forfeited pursuant to the terms of this Agreement and the Plan.

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Forfeiture of Rights	If during your term of Service you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding RSUs, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the vesting of the RSUs or (B) a forfeiture of any Shares acquired by you upon the vesting of the RSUs. Unless otherwise specified in an employment or other agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Subsidiaries or affiliates is engaged during your employment or other relationship with the Company or its Subsidiaries or affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company.

Recoupment	If the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, and the Board determines that you knowingly engaged in such misconduct, were grossly negligent in engaging in such misconduct, knowingly failed to prevent such misconduct or were grossly negligent in failing to prevent such misconduct, you shall be required to pay to the Company an amount equal to the aggregate value of the Shares acquired pursuant to the RSUs during the period of twelve (12) months following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement. In addition, the RSUs and gains resulting from the RSUs, shall be subject to forfeiture and recoupment to the extent applicable in accordance with the Company’s policies relating to such forfeitures and clawbacks as in effect from time to time, including any such policy as may be adopted to comply with Applicable Laws.
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Adjustments	In the event of a stock split, a stock dividend or a similar change in the Shares, the number of RSUs covered by this grant shall be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your RSUs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting these RSUs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, if you are not a U.S. resident, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Human Resources Department or the Company’s Compensation Manager at [____] to request paper copies of these documents.

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The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any other agreements, commitments or negotiations concerning this grant are superseded except to the extent incorporated by this Agreement and the Plan.

Code Section 409A	It is intended that this award of RSUs be exempt from, or comply with, Code Section 409A and regulations promulgated thereunder. To the extent that the RSUs constitute “nonqualified deferred compensation” subject to Code Section 409A (because of your eligibility for Retirement, if applicable, or otherwise), then notwithstanding any other provision of this Agreement, the following provisions shall apply to the extent necessary to comply with Code Section 409A: (i) the Shares underlying any vested RSUs and any related Dividend Equivalents shall be delivered or paid within seventy (70) days after the earlier of (a) the occurrence of a Change in Control that constitutes a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5); (b) the Vesting Date; or (c) your death.

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